FOR IMMEDIATE RELEASE

Date:      February 5, 2002

Contact:   Richard Moyer, Cameron Associates

Phone:     212.245.8800 Fax: 212.245.4165

E-mail:    richard@cameronassoc.com
           ------------------------

ICH Corporation and Subsidiaries File Voluntary Chapter 11 Petitions to Separate Ongoing Arby's Business from Holding Company Liabilities

Company's Arby's Restaurants Will Continue to Operate Without
Interruption

New York, New York; February 5, 2002 -- I.C.H. Corporation (AMEX:IH) ("ICH" or the "Company") today announced that, in order to separate its ongoing Arby's business from various holding company liabilities related primarily to the Company's former ownership of the California-based Lyon's restaurant chain, and to enhance the overall financial condition of the Company's operating subsidiaries, the Company and its principal subsidiaries have voluntarily filed for financial restructuring under Chapter 11 of the United Stated Bankruptcy Code. The filings, which were made today in the United States Bankruptcy Court for the Southern District of New York, will allow the Company to resolve its non-Arby's related holding company liabilities, while preserving and enhancing the value of the underlying Arby's restaurant operations of its subsidiaries. Through its principal operating subsidiaries, the Company currently operates 240 Arby's restaurants located primarily in Michigan, Texas, Pennsylvania, New Jersey, Connecticut and Florida. As part of the restructuring proceedings, the Company expects that those Arby's restaurant operations will continue without interruption. The Company currently expects to close only one Arby's restaurant in connection with the Chapter 11 case.

ICH is a Delaware holding corporation which, through its principal operating subsidiaries, currently operates 240 Arby's restaurants located primarily in Michigan, Texas, Pennsylvania, New Jersey, Connecticut and Florida.

Note: Certain information discussed above may constitute forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from projected results. Among those risks, trends and uncertainties are the general economic climate, costs of food and labor, consumer demand, interest rate levels, the availability of financing and other risks associated with the acquisition, development and operation of new and existing restaurants.